Exhibit 10.4 - Promissory Note

Promissory Note
Date:  May 23, 2013

Borrower:  Hispanica  International Delights of America, Inc.

Borrowers Mailing Address:  13-11 Jackson Ave Long Island City, NY 11101

Lender:  GRAN NEVADA Beverage, Inc.

Lender’s Mailing Address:  20 Lindberg Lane New City, NY 10956

Method of payment:  Payment will be made by wire transfer of funds or Company check payable to Lender pursuant to wire transfer instructions provided by Lender and other arrangements suitable to the Lender.

Principal Amount:  $7,500.00

Annual Interest Rate:  3%

Maturity Date:  August 31st , 2013

Annual Interest Rate on Matured, Unpaid Amounts:  12%

Terms of Payment (principal and interest):  The Principal Amount and the accrued interest are due and payable no later than the Maturity Date.  Payments will be applied to accrued interest and the remainder to reduction of the Principal Amount.

Borrower promises to pay to the order of Lender the principal Amount plus interest at the Annual Interest Rate.  This Note is payable to Lender by the Method of Payment and according to the Terms of Payment.  All unpaid amounts are due by the Maturity Date.  After maturity, Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

If Borrower defaults in the payment of this Note or in the performance of any obligation in any instrument securing or collateral to this Note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the Note immediately due.  Borrower and each surely, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and and notice of protest, to the extent permitted by law.

Borrower also promises to pay reasonable attorney’s fees and court and other costs if this Note is placed in the hands of an attorney to collect or enforce the Note.  These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts.  Borrower will pay Lender these expense and interest on demand at Lender’s Mailing Address.  These expenses and interest will become part of the debt evidenced by the Note and will be secured by any security for payment.

Interest on the debt evidenced by this Note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law.  Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded.  On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded.  This provision overrides any conflicting provision in this Note and all other instruments concerning the debt.

When the context requires, singular nouns and pronouns include the plural.

BORROWER:

Hispanica  International Delights of America, Inc.

By: /s/ Robert Gunther
Name:  Robert Gunther

Title:  Treasurer

LENDER:

GRAN NEVADA Beverage, Inc.

By:/s/ Fernando O. Leonzo
Name:  Fernando Oswaldo Leonzo

Title:  President